                                                       Exhibit (d)(13) to 13E-3

                               NOTICE OF MERGER
                                      OF
                       CITIZENS ACQUISITION CORPORATION
                         A WHOLLY OWNED SUBSIDIARY OF
                        ALLMERICA FINANCIAL CORPORATION
                                     INTO
                             CITIZENS CORPORATION

To Holders of Shares of Common
Stock of Citizens Corporation:

MERGER NOTIFICATION

     Pursuant to Sections 253 and 262 of the Delaware General Corporation Law, notice is hereby given that the merger (the "Merger") of Citizens Acquisition Corporation, a Delaware corporation ("Purchaser"), into Citizens Corporation, a Delaware corporation ("Citizens"), became effective on December 14, 1998. The Purchaser was the owner of more than 90% of the common stock of Citizens outstanding immediately prior to the Merger and, accordingly, under applicable Delaware law, no further action was required by stockholders of Citizens for the Merger to become effective. The Purchaser is an indirect wholly owned subsidiary of Allmerica Financial Corporation.

     Under the terms and conditions of the Offer to Purchase dated November 2, 1998 and the Supplement thereto dated November 17, 1998 (which, together with the related Letter of Transmittal and Revised Letter of Transmittal, constituted the "Offer") and the Certificate of Ownership and Merger dated December 14, 1998 pursuant to which the Merger was accomplished, each share of Common Stock, $.01 par value per share (collectively, the "Shares"), of Citizens (other than Shares held by the Purchaser or by persons who properly exercise appraisal rights, as described below) were converted into the right to receive, and each holder of Shares on the effective date of the Merger is entitled to receive as a result of the Merger, $33.25 net to such holder in cash, without interest, for each Share owned by such holder, payable upon the surrender of such holder's certificate(s) representing his or her Shares. The Purchaser paid this same amount per Share to holders who tendered Shares pursuant to its recently concluded cash tender offer for all outstanding Shares.

     All of the outstanding Shares have been automatically canceled as a result and by virtue of the Merger, and holders of Shares no longer have any rights with respect to such Shares other than (i) a right as former stockholders of Citizens to receive $33.25 for each Share, or (ii) a right to dissent from the Merger and obtain an appraisal of such Shares under applicable Delaware law (see below).

     Citizens stock transfer books were closed effective on December 14, 1998 at the time of the Merger. Accordingly, certificates representing Shares should not be sent to First Chicago Trust

Company of New York as Citizens transfer agent for registration of transfer, but should be sent to First Chicago Trust Company of New York, as Paying Agent (the "Paying Agent"), as described below.

     IMPORTANT: HOLDERS OF SHARES WILL NOT RECEIVE ANY PAYMENT FOR THEIR SHARES UNLESS AND UNTIL THEY DELIVER A LETTER OF TRANSMITTAL, PROPERLY COMPLETED AND DULY EXECUTED, TO THE PAYING AGENT, TOGETHER WITH THE CERTIFICATES REPRESENTING THEIR SHARES AND ANY OTHER REQUIRED DOCUMENTS AS DESCRIBED BELOW. NO INTEREST WILL BE PAID ON AMOUNTS DUE FOR SHARES.

PAYMENT PROCEDURE

     In order to obtain payment of $33.25 in cash for each Share held by you, you must deliver or mail your certificate(s) representing such Shares, together with the enclosed Letter of Transmittal, duly and properly completed and signed, and any other documents required by such Letter of Transmittal, to the Paying Agent at one of the following addresses:

By Mail:                      By Overnight Mail:         By Hand:
----------------------------  -------------------------  ----------------------------
    First Chicago Trust          First Chicago Trust         First Chicago Trust
 Company of New York            Company of New York          Company of New York
    Tenders & Exchanges          Tenders & Exchanges         Tenders & Exchanges
       Suite 4660-CIT              Suite 4680-CIT        c/o Securities Transfer and
       P.O. Box 2569          14 Wall Street, 8th Floor    Reporting Services Inc.
 Jersey City, NJ 07303-2569      New York, NY 10005      100 William Street, Galleria
                                                              New York, NY 10038

     Please read and follow carefully the instructions contained in the Letter of Transmittal. A Letter of Transmittal addressed to the Paying Agent is enclosed for your convenience. THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES AND ALL OTHER REQUIRED DOCUMENTS TO THE PAYING AGENT IS AT THE ELECTION AND RISK OF THE TRANSMITTING STOCKHOLDER. NEVERTHELESS, IN ORDER TO PROTECT AGAINST LOSS, IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     You should note that no payment will be made to you until you surrender the certificate or certificates representing your Shares to the Paying Agent. In the event that you have lost such certificate or certificates, you should contact the Paying Agent regarding the procedures you must follow to obtain the $33.25 per Share payment.

     If you have any questions concerning the instructions for surrendering Shares, please call the Paying Agent at (800) 317-4454.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Holders of record of Shares who comply with statutory requirments and have not voted in favor of or consented to the Merger are entitled under the provisions of Section 262 of the Delaware General Corporation Law, as an alternative to receiving the $33.25 cash payment described above, to seek an appraisal by a Delaware state court of the fair value of their Shares and to receive a payment equal to such appraised value, which pursuant to Section 262 will be the "fair value exclusive of any element of value arising from the accomplishment or expectation of the merger." Such appraised value may be greater than, the same as, or less than, the $33.25 per Share which holders are entitled to receive pursuant to the Merger.

     To exercise his or her appraisal rights, a stockholder must strictly comply with the procedures set forth in Section 262 of the Delaware General Corporation Law and is urged to consult his or her legal advisor before electing or attempting to exercise such appraisal rights. The full text of Section 262 is set forth in Exhibit A to this Notice of Merger. Among other things, should record holders of Shares decide to perfect their rights of appraisal in respect of such Shares, such holders must mail or deliver to Citizens Corporation, 440 Lincoln Street, Worcester, MA 01653, Attention: Charles F. Cronin, a written demand for appraisal WHICH MUST BE RECEIVED BY THE COMPANY WITHIN 20 DAYS AFTER DECEMBER 14, 1998, THE DATE OF MAILING OF THIS NOTICE.

     From and after the effectiveness of the Merger, Citizens' stockholders will not be entitled to vote their Citizens Common Stock for any purpose and will not be entitled to receive payment of dividends or other distributions in respect of such Citizens Common Stock payable to stockholders of record thereafter.


                                    Citizens Corporation
December 14, 1998

                                                                      EXHIBIT A

                      SECTION 262 OF THE DELAWARE GENERAL
                                CORPORATION LAW

                                APPRAISAL RIGHTS

  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to the provisions of subsection
(d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with the provisions of subsection (d) of this Section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this Chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this Section. As used in this Section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a non-stock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a non-stock corporation; and the words "depository receipt" mean a receipt of other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

  (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Sections 251 (other than a corporation which has in its certificate of incorporation the provision required by subsection (g)(7)(i) of
Section 251 of this title), 252, 254, 257, 258, 263 or 264 of this Chapter.

  (1) Provided, however, that no appraisal rights under this Section shall be available for the shares of any class or series of stock which stock, or depositary receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsections (f) or (g) of Section 251 of this Chapter.

  (2) Notwithstanding the provisions of subsection (b)(1) of this Section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this Chapter to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares or fractional depository receipts described in the foregoing clauses (i) and (ii); or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares, or fractional depository receipts described in the foregoing clauses (i), (ii) and (iii) of this subsection.

  (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this Chapter is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

  (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this Section, including those set forth in subsections (d) and
(e), shall apply as nearly as is practicable.

  (d) Appraisal rights shall be perfected as follows:

  (1) If a proposed merger or consolidation for which appraisal rights are provided under this Section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this Section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with the provisions of this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

  (2) If the merger or consolidation was approved pursuant to (S)228 or (S)253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holders' shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or
(ii) the surviving or resulting corporation shall send such second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or, within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addressed therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with the provisions of this Section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this Section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this Section.

  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any other state.

  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all of the shares entitled to an appraisal.

  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this Section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this Section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.